Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Third Quarter and Year to Date Fiscal 2014 Results

Lakewood, Colorado, July 31, 2014. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its third quarter and year to date fiscal 2014 for the period ended June 30, 2014. The Company also updated its outlook for fiscal year 2014 and provided initial fiscal year 2015 outlook.

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) for the third quarter and year to date fiscal 2014 and 2013 in conformity with U.S. generally accepted accounting principles (GAAP), the Company has presented EBITDA, which is a non-GAAP financial measure. The reconciliation from GAAP to this non-GAAP financial measure is provided at the end of this earnings release.

Highlights for Third Quarter and Year to Date Fiscal 2014 Compared to Third Quarter and Year to Date Fiscal 2013

●	Net sales increased 18.4% to $134.0 million in the third quarter and increased 22.0% to $385.0 million year to date

●	Daily average comparable store sales increased 3.1% in the third quarter and increased 6.3% year to date

●	Net income increased 16.6% to $3.4 million with diluted earnings per share of $0.15 in the third quarter and increased 23.6% to $10.3 million with diluted earnings per share of $0.46 year to date

●	EBITDA increased 22.0% to $10.6 million in the third quarter and increased 28.8% to $31.2 million year to date

“We continue to focus on new store investments including infrastructure to support our growth while controlling expenses and maintaining profitability,” said Kemper Isely, Co-President. “We have clear direction on how we intend to manage expenses and margin going forward while we work on various initiatives to increase sales. We plan to continue our 20% unit growth into fiscal 2015 and intend to open 18 new stores in that period. We are excited about the increasing demand for natural and organic food and believe this supports the growth opportunity we see ahead of us.”

Operating Results — Third Quarter Fiscal Year 2014 Compared to Third Quarter Fiscal Year 2013

During the third quarter of fiscal year 2014, net sales increased $20.9 million, or 18.4% over the same period in fiscal year 2013 to $134.0 million due to an $18.6 million increase in sales from new stores and a $2.3 million, or 2.0%, increase in comparable store sales. Daily average comparable store sales increased 3.1% in the third quarter of fiscal year 2014 compared to the third quarter of fiscal year 2013. The 3.1% increase in the third quarter of fiscal year 2014 was driven by a 1.3% increase in daily average transaction count and a 1.8% increase in average transaction size. Daily average mature store sales increased 1.6% in the third quarter of fiscal year 2014 compared to the third quarter of fiscal year 2013.

Gross profit during the third quarter of fiscal year 2014 increased 18.5% over the same period in fiscal year 2013 to $38.6 million driven by an increase in the number of stores. Gross profit was negatively impacted in third quarter of fiscal year 2014 by one less selling day due to the occurrence of Easter in April of 2014 versus March of 2013. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 28.8% in both the third quarter of fiscal year 2014 and 2013. Gross margin remained flat due to increases in product margin offset by an increase in occupancy costs both as a percentage of sales. The increase in product margin is due to increases in product margin across almost all departments, partially offset by a shift in sales mix towards products with lower margin. Additionally, gross margin benefited from operating efficiencies at the bulk food repackaging and distribution center. Occupancy costs as a percentage of sales increased during the third quarter of fiscal year 2014 compared to the third quarter of last year primarily driven by increased average lease expenses at newer stores (1).

Store expenses as a percentage of sales increased 50 basis points during the third quarter compared to the comparable period of fiscal year 2013 driven by increases in salary-related expenses, depreciation and advertising expenses, and, to a lesser extent an increase in utilities, all as a percentage of sales. The increase in salary-related expenses was due to those salaries and related expenses required to support the sales growth slightly outpacing the increase in sales.

Administrative expenses as a percentage of sales decreased 20 basis points during the third quarter compared to the comparable period of fiscal year 2013 as a result of the Company’s ability to support additional store investments and sales without proportionate increases in the cost of overhead.

During the third quarter of fiscal year 2014 both store and administrative expenses were favorably impacted by lower incentive compensation and other discretionary benefits expense, reflecting our pay-for-performance philosophy.

Pre-opening and relocation expenses decreased $0.2 million in the third quarter compared to the comparable period of fiscal year 2013 primarily due to the timing of new store openings. During both the third quarter of fiscal year 2014 and 2013 three new stores opened.

Interest expense increased $0.1 million in the third quarter compared to the comparable period of fiscal year 2013, primarily due to interest expense related to capital and financing lease obligations, and to a lesser extent, interest related to borrowings on the revolving credit facility.

Net income increased 16.6% to $3.4 million compared to the comparable period in fiscal year 2013 with diluted earnings per share of $0.15 in the third quarter of fiscal year 2014.

EBITDA increased $1.9 million, or 22.0%, to $10.6 million, or 7.9% of sales, for the third quarter of fiscal year 2014 compared to the comparable period in fiscal year 2013.

Operating Results — Year to Date Fiscal 2014 Compared to Year to Date Fiscal 2013

Year to date fiscal 2014, net sales increased $69.5 million, or 22.0% over the same period in fiscal year 2013 to $385.0 million due to a $49.8 million increase in sales from new stores and a $19.7 million, or 6.3%, increase in comparable store sales. Daily average comparable store sales increased 6.3% year to date fiscal 2014 compared to year to date fiscal 2013. The 6.3% increase year to date fiscal 2014 was driven by a 2.7% increase in daily average transaction count and a 3.5% increase in average transaction size. Daily average mature store sales increased 4.0% year to date fiscal 2014 compared to year to date fiscal 2013.

Gross profit year to date fiscal 2014 increased 22.2% over the same period in fiscal year 2013 to $112.7 million driven by an increase in the number of stores. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 29.3% year to date fiscal 2014 compared to 29.2% year to date fiscal 2013. Gross margin was positively impacted by increases in product margin across almost all departments, partially offset by a shift in sales mix towards products with lower margin. Occupancy costs as a percentage of sales increased year to date fiscal 2014 compared to the year to date last year primarily driven by increased average lease expenses at newer stores (1).

Store expenses as a percentage of sales remained flat year to date fiscal 2014 compared to the comparable period of fiscal year 2013 driven by a decrease in salary-related expenses offset by an increase in depreciation expense, all as a percentage of sales.

Administrative expenses as a percentage of sales decreased 20 basis points year to date fiscal 2014 compared to the comparable period as a result of the Company’s ability to support additional store investments and sales without proportionate increases in the cost of overhead.

Year to date fiscal 2014 both store and administrative expenses were favorably impacted by lower incentive compensation and other discretionary benefits expense, reflecting our pay-for-performance philosophy.

Pre-opening and relocation expenses increased $0.6 million year to date fiscal 2014 compared to the comparable period primarily due to the increased number of new store openings and the timing of new store openings. Year to date fiscal 2014, 12 new stores opened compared to nine new stores opened year to date fiscal 2013.

Interest expense increased $0.9 million year to date fiscal 2014 compared to the comparable period, primarily due to interest expense related to capital and financing lease obligations.

Net income increased 23.6% to $10.3 million compared to the same period in fiscal year 2013 with diluted earnings per share of $0.46 year to date fiscal 2014.

EBITDA increased $7.0 million, or 28.8%, to $31.2 million, or 8.1% of sales, year to date fiscal 2014 compared to the same period in fiscal year 2013.

(1)

The Company had nine and seven stores accounted for as capital and financing lease obligations for the third quarter of fiscal year 2014 and 2013, respectively, and for year to date fiscal 2014 and 2013, respectively. For leases accounted for as capital and financing lease obligations, the Company does not record straight-line rent expense in cost of goods sold and occupancy costs, but rather rental payments are recognized as a reduction of the capital and financing lease obligations and as interest expense. The stores that were accounted for as capital and financing lease obligations rather than being reflected as operating leases increased gross margin as a percentage of sales by approximately 55 basis points for each of the third quarter fiscal years 2014 and 2013, respectively, and 60 and 40 basis points year to date fiscal 2014 and 2013, respectively. Additionally, accounting for these stores as capital and financing lease obligations rather than operating leases increased EBITDA as a percentage of sales by approximately 55 basis points for each of the third quarter fiscal years 2014 and 2013, respectively, and 60 and 50 basis points year to date fiscal 2014 and 2013, respectively, due to the impact on gross profit, as well as occupancy costs that would have been included in pre-opening expenses.

Balance Sheet and Cash Flow

As of June 30, 2014, the Company had $6.6 million in cash and cash equivalents and no amounts outstanding on the revolving credit facility.

Year to date fiscal 2014, the Company generated $23.5 million in cash from operations and invested $26.9 million in capital expenditures primarily for new stores.

Growth and Development

During the third quarter of fiscal year 2014, the Company opened three new stores, bringing the total store count as of June 30, 2014 to 84 stores located in 14 states.

The Company plans to open a total of 15 stores in fiscal year 2014 and expects to remodel two existing stores. One of the remodels has been completed and 12 new stores have opened year to date fiscal 2014.

As of this release, the Company has signed leases for the remaining three stores it plans to open in the fourth quarter of fiscal year 2014 and has seven signed leases for stores planned to open after fiscal year 2014 in Arizona, Arkansas, Colorado, Kansas, Nevada and Oklahoma.

Fiscal Year 2014 and Initial Fiscal Year 2015 Outlook

The following table provides information on the Company’s updated fiscal year 2014 outlook:

	Prior Fiscal 2014 Outlook		Current Fiscal 2014 Outlook	Year to Date FY’14 Actual
Number of new stores	15		*	12
Number of remodels	2		*	1
Daily average comparable store sales growth	5.5% to 6.5%		5.5% to 6.0%	6.3%
EBITDA as a percent of sales	7.8% to 8.0%	(1)	*	8.1%
Net income as a percent of sales	2.4% to 2.6%		*	2.7%
Diluted earnings per share	$0.58 to $0.63		$0.58 to $0.61	$0.46
Capital expenditures (in millions)	$35 to $37		*	$26.9

*No Change from prior outlook.

(1)	Includes approximately 57 basis points of EBITDA improvement from the nine capital and financing lease obligations.

The following table provides information on the Company’s initial fiscal year 2015 outlook:

Fiscal 2015 Outlook
Number of new stores	18
New store growth	20.7%
Sales growth	~ 20%
EBITDA growth	8 to 12%
Net income growth	6 to 9%

“Our fiscal 2015 outlook for EBITDA and net income growth reflects the Company’s goal to grow our store base at 20% and also if performance and financial goals are met, fund incentive compensation and other discretionary benefits above the fiscal 2014 levels,” said Kemper Isely, Co-President. “Over the three years following fiscal 2015 we expect our EBITDA and net income growth to average 20%.”

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is US: 1-877-870-4263; Canada: 1-855-669-9657 or International: 1-412-317-0790. The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is a rapidly expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines. Grocery products may not contain artificial colors, flavors, preservatives, sweeteners, or partially hydrogenated or hydrogenated oils. Natural Grocers’ flexible small-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company provides extensive, free, science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 84 stores in 14 states as of the date of this earnings release.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical facts are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as our changes in our industry, business strategy, goals and expectations concerning our market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, other financial and operating information and other risks detailed in the Company’s Form 10-K for the fiscal year ended September 30, 2013 and our subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our Form 10-K for the fiscal year ended September 30, 2013 and our subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting investor relations at 303-986-4600 or by visiting our website at http://Investors.NaturalGrocers.com.

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended June 30,		Nine months ended June 30,
	2014	2013	2014	2013
Net sales	$134,036	113,164	384,959	315,480
Cost of goods sold and occupancy costs	95,424	80,571	272,213	223,233
Gross profit	38,612	32,593	112,746	92,247
Store expenses	28,213	23,181	80,263	65,547
Administrative expenses	3,585	3,242	11,022	9,910
Pre-opening and relocation expenses	729	961	2,829	2,276
Operating income	6,085	5,209	18,632	14,514
Other (expense) income:
Interest expense	(706)	(610)	(2,117)	(1,266)
Other income, net	—	3	2	7
Total other expense	(706)	(607)	(2,115)	(1,259)
Income before income taxes	5,379	4,602	16,517	13,255
Provision for income taxes	(2,015)	(1,716)	(6,232)	(4,931)
Net income	$3,364	2,886	10,285	8,324

Net income per common share:
Basic	$0.15	0.13	0.46	0.37
Diluted	$0.15	0.13	0.46	0.37
Weighted average common shares outstanding:
Basic	22,476,986	22,401,924	22,461,289	22,389,287
Diluted	22,482,352	22,443,576	22,478,980	22,437,429

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	June 30, 2014	September 30, 2013
Assets
Current assets:
Cash and cash equivalents	$6,634	8,132
Restricted cash	—	500
Short term investments — available-for-sale securities	—	1,149
Accounts receivable, net	1,706	2,401
Merchandise inventory	56,017	45,472
Prepaid expenses and other current assets	872	1,097
Deferred income tax assets	855	1,114
Total current assets	66,084	59,865
Property and equipment, net	113,268	98,910
Other assets:
Deposits and other assets	739	203
Goodwill and other intangible assets, net of accumulated amortization of $654 and $654, respectively	900	900
Deferred financing costs, net	40	25
Total other assets	1,679	1,128
Total assets	$181,031	159,903
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$35,718	28,918
Accrued expenses	11,340	9,306
Capital and financing lease obligations, current portion	201	174
Total current liabilities	47,259	38,398
Long-term liabilities:
Capital and financing lease obligations, net of current portion	19,508	19,648
Deferred income tax liabilities	5,904	6,877
Deferred rent	5,542	4,731
Leasehold incentives	7,126	5,716
Total long-term liabilities	38,080	36,972
Total liabilities	85,339	75,370
Commitments
Stockholders’ equity:
Common stock, $0.001 par value. Authorized 50,000,000 shares, 22,476,986 and 22,441,253 issued and outstanding, respectively	22	22
Additional paid in capital	54,578	53,704
Retained earnings	41,092	30,807
Total stockholders’ equity	95,692	84,533
Total liabilities and stockholders’ equity	$181,031	159,903

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Nine months ended June 30,
	2014	2013
Operating activities:
Net income	$10,285	8,324
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,556	9,689
Loss on disposal of property and equipment	—	10
Share-based compensation	402	87
Excess tax benefit from share-based compensation	(472)	(211)
Deferred income tax (benefit) expense	(714)	1,222
Non-cash interest expense	15	39
Interest accrued on investments and amortization of premium	9	15
Other amortization	—	26
Changes in operating assets and liabilities
Decrease (increase) in:
Accounts receivable, net	695	(126)
Income tax receivable	612	(15)
Merchandise inventory	(10,545)	(5,829)
Prepaid expenses and other assets	(923)	193
Increase in:
Accounts payable	6,820	397
Accrued expenses	2,514	1,017
Deferred rent and leasehold incentives	2,221	307
Net cash provided by operating activities	23,475	15,145
Investing activities:
Acquisition of property and equipment	(26,920)	(25,863)
Proceeds from sale of property and equipment	—	3
Purchase of available-for-sale securities	—	(521)
Proceeds from the sale of available-for-sale securities	—	90
Proceeds from maturity of available-for-sale securities	1,140	435
Decrease (increase) in restricted cash	500	(500)
Net cash used in investing activities	(25,280)	(26,356)
Financing activities:
Borrowings under credit facility	12,892	—
Repayments under credit facility	(12,892)	—
Repayments under notes payable, related party	—	(282)
Capital and financing lease obligations payments	(135)	(71)
Excess tax benefit from share-based compensation	472	211
Equity issuance costs	—	(268)
Credit facility fees paid	(30)	(18)
Net cash provided by (used in) financing activities	307	(428)
Net decrease in cash and cash equivalents	(1,498)	(11,639)
Cash and cash equivalents, beginning of period	8,132	17,291
Cash and cash equivalents, end of period	$6,634	5,652
Supplemental disclosures of cash flow information:
Cash paid for interest	$4	7
Cash paid for interest on capital and financing lease obligations	2,090	1,220
Income taxes paid	3,750	2,889
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$3,525	5,558
Property acquired through capital and financing lease obligations	14	10,523

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measure
(Unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides information regarding EBITDA which is not in accordance with, or an alternative to, GAAP (i.e. non-GAAP measure). The Company defines EBITDA as net income before interest expense, provision for income tax and depreciation and amortization.

The Company believes EBITDA provides additional information about (i) operating performance, because it assists in comparing the operating performance of stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from core operations such as interest expense and income taxes and (ii) the performance and the effectiveness of operational strategies. Additionally, EBITDA performance is a measure in the Company’s incentive compensation payments.

Furthermore, some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in the industry. Management believes that some investors’ understanding of performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, the Company believes it is enhancing investors’ understanding of the business and results of operations, as well as assisting investors in evaluating how well the Company is executing strategic initiatives.

The Company’s competitors may define EBITDA differently, and as a result, the Company’s measure of EBITDA may not be directly comparable to EBITDA of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance.

EBITDA is a supplemental measure of operating performance that does not represent and should not be considered in isolation or as an alternative to, or substitute for net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of the business.

The following table reconciles net income to EBITDA, dollars in thousands:

	Three months ended June 30,		Nine months ended June 30,
	2014	2013	2014	2013
Net income	$3,364	2,886	10,285	8,324
Interest expense	706	610	2,117	1,266
Provision for income taxes	2,015	1,716	6,232	4,931
Depreciation and amortization	4,502	3,464	12,556	9,689
EBITDA	$10,587	8,676	31,190	24,210

CONTACT: Ashley MacLeod, Director of Finance and Investor Relations, 303-986-4600, amacleod@vitamincottage.com